Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE
Contact: Joel L. Thomas
(919) 379-4300

June 14, 2007

Alliance One International Reports 2007 Fiscal Year Financial Results

Morrisville, NC – June 14, 2007 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal year and fourth quarter ended March 31, 2007.

Fiscal Year Results

For the fiscal year ended March 31, 2007, the Company had a net loss of $21.6 million, or $0.25 per basic share, compared with a net loss of $447.4 million, or $5.51 per basic share, for the previous fiscal year. The underlying net income for the year, which excludes discontinued operations, non-recurring items and market valuation adjustments for derivative financial instruments, was $34.0 million, or $0.39 per basic share, compared with a net loss of $31.1 million, or $0.38 per basic share for the previous fiscal year.

Robert E. “Pete” Harrison, Chief Executive Officer, said “This fiscal year’s improved results were achieved in what continues to be a very challenging environment. Higher than anticipated cost increases, disposal of excess lower quality tobaccos and a continued weakening of the US dollar against many foreign currencies all impacted the Company. Fortunately, strong customer support and higher then planned cost savings enabled us to continue our strategic transition plans.

“To best position ourselves in this challenging operating environment, we have remained focused on enhancing our capabilities to deliver superior value-added services to our customers, as well as strengthening our balance sheet through emphasis on working capital management and debt reduction, both of which will provide greater long-term flexibility. Conscious decisions were made during the year to either reduce or exit certain historically unprofitable crops or not pursue certain business relationships that were driven more by price and volume. Year-over-year decreases in kilo quantities sold and sales dollars achieved largely reflects our decision to forego lower value added opportunistic sales in favor of concentrating our efforts on our strategic customer relationships and the value we bring.

“As we move ahead, we intend to reinforce our position as a leading strategic leaf supply partner and continue to demonstrate our overarching commitment to build value for our customers and shareholders through a broad range of operational performance improvement initiatives, monetizing non-core assets and continued aggressive debt reduction.”

Mr. Harrison concluded, “Going forward, we believe that the same drivers and challenges will continue to shape our performance. The Company has decided to discontinue providing earnings guidance. We believe that providing earnings guidance keeps our focus on short-term issues, rather than on long-term performance. We will continue to provide perspective on market factors and business drivers.”

As previously disclosed, the Company recently identified certain understatements of income tax expense related to the first three quarters of fiscal year 2007. The cumulative effect for the quarter ended June 30, 2006, the two quarters ended September 30, 2006, and the three quarters ended December 31, 2006, were $1.5 million, $4.0 million and $8.7 million, respectively. The cumulative understatement during these unaudited quarters did not increase the Company’s total cash taxes, and as such did not have any effect on liquidity. However, the Company determined it was appropriate to restate its results for each of the quarters impacted.

In addition, the Company also announced today that due to the additional procedures necessitated by the tax expense errors, including the restatements of the Company’s 10-Qs for each of the quarters during the 2007 fiscal year, the Company will be unable to timely file its Annual Report on Form 10-K for the 2007 fiscal year without unreasonable effort and expense. The Company expects to be able to file its Amended Quarterly Reports on Form 10-Q/A and Annual Report on Form 10-K for fiscal year 2007 no later than June 25, 2007.

Fourth Quarter Results

For the fourth quarter ended March 31, 2007, the Company reported a net loss of $6.2 million, or $0.07 per basic share, compared to a net loss of $323.4 million, or $3.76 per basic share, in the year-ago quarter. The underlying net income for the quarter, which excludes market valuation adjustments for derivative financial instruments, discontinued operations and non-recurring items, was $1.0 million, or $0.01 per basic share, compared with a net loss of $14.4 million, or $0.17 per basic share for the year-ago quarter.

Performance Summary Highlights

Sales and other operating revenues. Revenue decrease of 6.3% from $2,112.7 million in 2006 to $1,979.1 million in 2007 is the result of a 12.1% or 80.5 million kilo decrease in quantities sold, offset by a 5.5% or $0.17 per kilo increase in average sales prices and a 25.5% or $14.2 million increase in processing and other revenues. By region, revenue highlights were as follows:

South America region. Tobacco revenues decreased $34.5 million, reflecting a 37.1 million kilo decrease in quantities sold compared to the prior year, primarily driven by a decrease in demand attributable to the quality of the 2006 crop and some shipment timing issues. These were offset by a $0.36 per kilo increase in average sales prices, attributable primarily to the increased costs of the 2006 crop.

Other regions. Tobacco revenues decreased $113.3 million due to a 43.4 million kilo decrease in quantities sold, partially offset by a $0.06 per kilo increase in average sales prices.

Gross profit as a percentage of sales. Gross profit increased $71.0 million, or 31.6%, from $224.7 million in 2006 to $295.7 million in 2007. Gross profit percentage increased from 10.6% in 2006 to 14.9% in 2007. These increases were primarily driven by the following two factors:

First, gross profit in the South American region increased approximately $63.5 million. Offsetting the increase in gross profit in the South American region was reduced demand caused by the quality of the 2006 crop, which was adversely impacted by weather-related growing conditions.

Second, purchase accounting adjustments on gross profit on sales of inventory acquired in the merger were reduced by $16.6 million from $18.0 million in 2006 compared to $1.4 million in 2007, primarily in the Other Regions operating segment. This cost reduction was partially offset by a $6.9 million increase in the tobacco market valuation adjustment recorded in 2007 compared to 2006 that was primarily in the South America operating segment.

Selling, administrative and general expenses decreased $5.8 million or 3.5% from $164.1 million in 2006 to $158.3 million in 2007. The decrease is primarily due to the deconsolidation of Zimbabwe and a significant reduction in merger and integration related travel expenses.

Other income increased $3.6 million from $2.5 million in 2006 to $6.1 million in 2007. The increase is primarily attributable to the recovery of Iraqi debt previously written off, as well as increased gains on fixed asset sales.

Goodwill impairment is tested for each operating segment annually, as of the first day of the last quarter of the fiscal year, and whenever events or circumstances indicate that impairment may have occurred. In 2007, no indications of impairment were found. Based on this analysis in 2006, the Company recorded a total goodwill impairment charge of $256.9 million during the fourth quarter related to the operating segments of North America and South America.

Restructuring and asset impairment charges were $29.8 million in 2007 compared to $85.4 million in 2006. For this fiscal year, this included, among others: charges related to employee severance and other integration charges related to the merger; asset impairments primarily related to a write-down of the Company’s Zimbabwe investment to zero; and asset impairments in Greece, Thailand and Turkey.

Debt retirement expense of $66.5 million in 2006 relates to one time costs of retiring DIMON debt as a result of the merger. These costs include tender premiums paid for the redemption of senior notes and convertible subordinated debentures, the expense recognition of debt issuance costs associated with former DIMON debt instruments, the termination of certain interest rate swap agreements and other related costs. Debt retirement expense of $3.9 million in 2007 relates to one time costs of amending and restating our senior secured credit facility.

Interest expense decreased $3.0 million from $108.6 million in 2006 to $105.6 million in 2007 due to lower average borrowings offset by higher average rates.

Interest income increased $1.5 million from $7.1 million in 2006 to $8.6 million in 2007 primarily due to the interest income received from the release of Brazilian PIS/Cofins escrow deposits during the fourth quarter of fiscal 2007.

Derivative financial instruments resulted in a benefit of $0.3 million in 2007 and $5.1 million in 2006. These items are derived from changes in the fair value of non-qualifying interest rate swap agreements.

Effective tax rates were an expense of 122.7% in 2007 and a benefit of 4.0% in 2006. Effective tax rates are largely determined by the distribution of taxable income among various taxing jurisdictions as well as management’s judgment on the ability to realize the tax benefits of deferred tax assets.

Losses from discontinued operations were $18.7 million in 2007 and $24.1 million in 2006. The decrease of $5.4 million is due to a $12.0 million assessment in 2006 related to a previously disclosed administrative investigation into tobacco buying and selling practices within the leaf tobacco industry in Italy by the Directorate General for Competition. Also included in the decrease is a reduced loss of $2.7 million from our non-tobacco, Italian and Mozambique operations as well as our wool operations. Substantially offsetting this decrease is $9.3 million in charges in 2007 related to finalizing our exit from the Italian market.

Liquidity and Capital Resources

The Company has historically financed its operations through a combination of short-term lines of credit, revolving credit arrangements, long-term bank debt and debt securities, customer advances and cash from operations.

On March 7, 2007 the Company initiated the first phase of its balance sheet partial refinancing issuing $150.0 million of new 8.5% Senior Notes due May 15, 2012 with a 0.5% original discount to yield 8.625%. Proceeds from the issuance were utilized to make prepayments on term loans under the May 13, 2005 $650.0 million Credit Agreement. Following the 8.5% Senior Note issuance, on March 30, 2007 the Company completed the final phase, refinancing outstanding term loans and remaining commitments under the $650.0 million Senior Secured Credit Agreement with an Amended and Restated $385.0 Credit Agreement. Under the terms of the amended and restated credit agreement, the Company has the benefit of a three and one half year $240.0 million revolving credit facility and a four year $145.0 million Term Loan B.

There were no outstanding loans under the $240.0 million revolver as of March 31, 2007. The partial refinancing eliminated over $266.8 million in required amortization payments over the next three years and reduced future debt carrying cost with lower interest rates.

As of March 31, 2007, total debt, net of $80.3 million of cash, decreased to $830.7 million, compared to net debt of $1,046.5 million at March 31, 2006. The $215.8 million decrease in net debt is due to continued debt repayment as a result of cash flow from operations, improved working capital management and proceeds generated through the sale of non-core assets. During the fourth quarter of fiscal 2007 the Company prepaid the term loans by $38.4 million as a result of non-core asset sales. Following the fiscal year end, the Company made an optional $50.0 million prepayment on the $145.0 million Term Loan B on May 4, 2007, with excess cash flow from operations, reducing the Term Loan B to $95.0 million.

Recent Credit Agreement Amendments

Effective May 25, 2007 the Company entered in to a First Amendment to the Amended and Restated Credit Agreement dated March 30, 2007 which expanded the $240.0 million revolver commitment to $250.0 million as permitted under the credit agreement.

Effective May 29, 2007 the Company closed a Second Amendment to the Amended and Restated Credit Agreement dated March, 30 2007. The Second Amendment clarified several definitions used for covenant compliance.

The Company is currently working with the lenders under the Amended and Restated Credit Agreement dated March 30, 2007 to finalize an amendment, waiver and consent, to cure any potential defaults under that agreement relating to the Company’s restated results for the first three quarters of fiscal year 2007 and the reporting of the associated material weakness in the Company’s internal controls over financial reporting as identified by the Company. Failure to reach agreement with the lenders could trigger a default and acceleration, which could significantly impact the Company’s liquidity and access to capital.

2007 Fiscal Year Financial Results Investor Call

The Company will hold a conference call with investors to report financial results for its fiscal year and quarter ended March 31, 2007 on Friday, June 15, 2007 at 8:30 AM EST.

Investors who wish to participate in the June 15th conference call may dial one of the following telephone numbers and request that the operator connect you to the Alliance One International, Inc. Fiscal Year 2007 Financial Results Conference Call. Conference call-in numbers are:

Within the United States

(800) 811-0667

Outside the United States

(913) 981-4901

Investors seeking listen-only participation in the call may also access a live broadcast of the conference call on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For investors who are unable to participate in or listen to the live event, a replay will be available by telephone from 8:00 P.M. EST Friday, June 15 through 11:59 P.M. EST June 20. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 4667679. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

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Condensed Statement of Consolidated Operations

	Three Months March 31		Twelve Months March 31
(Unaudited - 000’s Except Per Share Data)	2007	2006	2007	2006
Sales and other operating revenues	$433,204	$581,309	$1,979,078	$2,112,685
Cost of goods and services sold	379,542	518,783	1,683,339	1,888,000
Gross Profit	53,662	62,526	295,739	224,685
Selling, administrative and general expenses	39,439	40,054	158,342	164,087
Other income	1,094	1,639	6,076	2,501
Goodwill impairment	—	256,916	—	256,916
Restructuring and asset impairment charges	1,674	55,082	29,773	85,411

Operating income (loss)	13,643	(287,887)	113,700	(279,228)

Debt retirement expense	3,860	—	3,860	66,474
Interest expense	23,948	24,899	105,635	108,585
Interest income	4,158	(388)	8,591	7,107
Derivative financial instruments recovery	—	1,069	290	5,092
Income tax expense (benefit)	(6,692)	4,340	16,062	(17,531)
Equity in net income (loss) of investee companies	849	926	1,014	999
Minority interests (income)	537	(51)	653	(216)
Income (loss) from continuing operations	(3,003)	(315,468)	(2,615)	(423,342)
Loss from discontinued operations, net of tax	(3,177)	(7,906)	(18,730)	(24,104)
Cumulative effect of accounting changes, net of taxes	—	—	(252)	—
Net Income (Loss)	$(6,180)	$(323,374)	$(21,597)	$(447,446)

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.03)	$(3.67)	$(0.03)	$(5.21)
Loss from discontinued operations	(0.04)	(.09)	(0.22)	(0.30)
Net income (loss)	$(0.07)	$(3.76)	$(0.25)	$(5.51)

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$(0.03)	$(3.67)	$(0.03)	$(5.21)
Loss from discontinued operations	(0.04)	(.09)	(0.22)	(0.30)
Net income (loss)	$(0.07)	$(3.76)	$(0.25)	$(5.51)
Average number of shares outstanding:
Basic	86,956	86,068	86,470	81,220
Diluted	86,956	86,068	86,470	81,220

Cash dividends per share	$0.00	$0.00	$0.00	$.105

In discussing the Company’s operating performance, management consistently makes certain adjustments in reviewing comparative financial information in order to provide what they feel is the most meaningful view of the Company’s results from core operations, such as excluding results from discontinued operations, gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations and that are not expected to recur, as well as market valuation adjustments on derivatives.

Reconciliation of Net Income Figures Used in Press Release

	Three Months March 31		Twelve Months March 31
(Unaudited – 000’s Except Per Share Data)	2007	2006	2007	2006
GAAP Net Income (Loss)	$(6,180)	$(323,374)	$(21,597)	$(447,446)
Discontinued operations	3,177	7,906	18,730	24,104
Cumulative effect of accounting changes	—	—	252	—

GAAP Net Income (Loss) from Continuing Operations	(3,003)	(315,468)	(2,615)	(423,342)

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	—	(695)	(189)	(3,310)
Restructuring and asset impairment charges *	1,453	6,635	14,364	33,162
Zimbabwe investment impairment *	—	47,899	13,246	47,899
Goodwill impairment	—	256,916	—	256,916
Debt retirement expenses **	2,509	(9,987)	2,509	43,208
Gross profit reduction from inventory fair value purchase adjustment	—	261	1,142	14,387
Iraqi Receivable Collection	—	—	(1,615)	—
German Tax Assessment—Florimex	—	—	7,111	—
Non-GAAP Underlying Net Income (Loss)	$959	$(14,439)	$33,953	$(31,080)
Non-GAAP Underlying Net Income (Loss) per Basic Share	$0.01	$(0.17)	$0.39	$(0.38)
GAAP Net Income (Loss) per Basic Share	$(0.07)	$(3.76)	$(0.25)	$(5.51)

*	Zimbabwe investment impairment is a component of total restructuring and asset impairment charges.
**	Reflects income tax valuation allowances in Fiscal 2006.

Note 1—Derivative Financial Instruments: Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.” FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings. For the quarters ended March 31, 2007 and 2006, the Company recognized non-cash income of $0 and $1,069, respectively, from the change in the fair value of swap instruments. For the twelve months ended March 31, 2007 and 2006, the Company recognized non-cash income of $290 and $5,092 respectively, from the change in the fair value of these derivative financial instruments. As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings. The timing and magnitude of fluctuations in the market valuation adjustments for derivative financial instruments are driven primarily by often-volatile market expectations for changes in underlying derivative hedges, and are inherently unpredictable. Because these adjustments are a component of net income prepared in accordance with generally accepted accounting principles, management is unable to provide forward looking earnings guidance on that basis.

Other Information

	Three Months March 31		Twelve Months March 31
(Unaudited – 000’s)	2007	2006	2007	2006
Depreciation and amortization	$8,630	$10,603	$36,293	$43,511
Debt amortization included in interest expense	5,494	1,723	10,248	5,457
Purchase of property and equipment	8,480	3,710	15,224	19,773
Proceeds from sale of property and equipment	10,559	3,324	25,537	17,963